Exhibit 3.1

CERTIFICATE OF FOURTH AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
ADVANCE AUTO PARTS, INC.

Advance Auto Parts, Inc. (the “Corporation”), a corporation existing under the laws of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1.    The name of the Corporation is Advance Auto Parts, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 1, 2001 and amended by the Corporation by the filing of a Certificate of Amendment of Certificate of Incorporation with the office of the Secretary of State of the State of Delaware on August 8, 2001, which was further amended by the Corporation by the filing of a Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware on November 26, 2001, the filing of a Certificate of Amendment of Restated Certificate of Incorporation in the office of the Secretary of State of the State of Delaware on May 19, 2004, the filing of a Certificate of Second Amendment of Restated Certificate of Incorporation in the office of the Secretary of State of the State of Delaware on June 7, 2013, and the filing of a Certificate of Third Amendment of Restated Certificate of Incorporation in the office of the Secretary of State of the State of Delaware on June 6, 2016 (collectively, the “Certificate”).

2.    This Certificate of Fourth Amendment to Restated Certificate of Incorporation has been duly adopted by the Corporation in accordance with Section 242 of the General Corporation Law and the Certificate.

3.     This Certificate of Fourth Amendment to Restated Certificate of Incorporation has been duly approved by the required vote of the stockholders of the Corporation at the annual meeting of stockholders duly called and held on May 17, 2017, upon notice in accordance with Section 222 of the General Corporation Law.

4.    Article VII.B of the Certificate is hereby amended and restated in its entirety as follows:

“Special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, or stockholders following receipt by the Secretary of the Corporation of a written request for a special meeting from record holders owning at least ten percent (10%), in the aggregate, of the outstanding common stock of the Corporation, and may not be called by any other person or persons.”

5.    The Certificate, as amended, is hereby ratified and confirmed in all other respects.

IN WITNESS WHEREOF, this Certificate of Fourth Amendment to Restated Certificate of Incorporation of Advance Auto Parts, Inc. has been executed by its Executive Vice President, General Counsel and Corporate Secretary on May 24, 2017.

/s/ Tammy M. Finley
Tammy M. Finley
Executive Vice President, General
Counsel and Corporate Secretary